Luby's Reports Fiscal Fourth Quarter and Full Year 2012 Results

~ Store Level Profit Margin Improved to 15.3% in Q4-2012 from 13.4% in Q4-2011 and Grew to 15.4% in Fiscal 2012 from 12.7% in Fiscal 2011

HOUSTON, Nov. 7, 2012 /PRNewswire/ -- Luby's, Inc. (NYSE: LUB) ("Luby's") today announced its unaudited financial results for its sixteen-week fourth quarter fiscal 2012, and for its fifty-two week fiscal year, which ended on August 29, 2012. Fiscal 2011 results included an extra week in comparison to fiscal 2012. The fourth quarter fiscal 2011 had seventeen weeks and the fiscal year 2011 had fifty-three weeks.

Chris Pappas, President and CEO, remarked, "During fiscal 2012, our dedication to improving our guest experience, to enhancing each aspect of our restaurant operations, and to launching innovative marketing programs allowed us to generate a 2012 fiscal store level profit margin of 15.4%, up 270 basis points over last fiscal year's 12.7%. These results demonstrate that we are well on track to reach our target store level profit range of 17% to 19%.

"We would like to thank our talented and experienced team for their hard work and their dedication to always putting our guests first. As we begin our fiscal 2013, we have tremendous opportunities to continue to refine our processes and grow our business. We are positioned to continue building on the successes we achieved in fiscal 2012 due to our dedicated team, a culture that focuses on the customer, a strong financial position, and highly-regarded value brands."

2012 Fourth Fiscal Quarter Review

  Store level profit, defined as restaurant sales less food costs, payroll and related costs, and other operating expenses, rose to $15.3 million in the fourth quarter of fiscal 2012, or 15.3% of restaurant sales.  During the seventeen-week fourth quarter of fiscal 2011, store level profit was $14.1 million, or 13.4% of restaurant sales. On a comparable sixteen-week basis, store level profit was $13.2 million in last year's fourth quarter. Store level profit as a percentage of restaurant sales rose due to positive same store sales growth and effective management in each of our cost line items of food, payroll and other costs.
  Same store sales rose 2.4%.  Same store sales results include the 150 restaurants (93 Luby's Cafeterias and 57 Fuddruckers and Koo Koo Roo locations) that have been open for 18 consecutive accounting periods. At Luby's Cafeterias, average spend per person increased 5.7% and customer traffic declined 2.9%, due in part to a shift in menu offerings. At Fuddruckers, average spend per customer increased 1.4% and customer traffic grew 1.9%. Same store sales declined at the three Koo Koo Roo locations, which reduced total same store sales by approximately 30 basis points. Fuddruckers franchise units, averaging 125 units during the quarter, were down 0.3% in sales.
Table 1: Same Store Sales by Quarter

	Q1	Q2	Q3	Q4	Full Year

FY2012 Same-Store Sales:	3.5%	2.2%	1.1%	2.4%	2.2%
FY2011 Same-Store Sales:	5.5%	2.7%	3.5%	(0.6%)	2.5%

Note: Luby's begins including a restaurant's sales results into the same-store sales calculation once that restaurant has been open for 18 consecutive accounting periods. Beginning in the 2012 third fiscal quarter, Fuddruckers and Koo Koo Roo locations that we have operated for 18 consecutive accounting periods have been included in the same store sales results.

  Restaurant sales were $100.0 million.  During the same quarter last year, restaurant sales were $105.3 million, for seventeen weeks, and $99.1 million for the comparable sixteen weeks.  Restaurant sales rose on a comparable sixteen-week basis due to growth in same store sales and the sales contribution from two new restaurants. These additional restaurant sales were partially offset by the closure of four stores over the prior year. The 93 Luby's Cafeterias generated $68.9 million in restaurant sales, and the 61 company-operated Fuddruckers and Koo Koo Roo locations produced $31.1 million in restaurant sales.
Table 2: Restaurant Sales (In thousands)

	Q4 FY2012 16 Weeks Ended 8/29/2012	Q4 FY2011 17 Weeks Ended 8/31/2011	Q4 FY2011 Comparable 16 Weeks	% Change Comparable 16 Weeks

Luby's Cafeterias [1]	$ 68,884	$ 73,160	$ 68,857	0.0%
Fuddruckers and Koo Koo Roo [2]	31,118	32,098	30,210	3.0%
Restaurant Sales	$ 100,002	$ 105,258	$ 99,067	0.9%

(1)	95 stores at FY2011 Q4 end; 93 stores at FY2012 Q4 end.
(2)	61 stores at FY2011 Q4 end; 61 stores at FY2012 Q4 end.
  Total sales were $107.2 million in the fourth quarter fiscal 2012. Total sales in last year's fourth fiscal quarter were $113.5 million on a seventeen-week basis and $106.9 million on a comparable sixteen-week basis.
  Franchise revenue declined to $2.4 million in the fourth quarter fiscal 2012 compared to $2.5 million in the same quarter last year.   On a comparable sixteen-week basis, franchise revenue increased 3.0%
  Revenue from Culinary Contract Services declined to $4.6 million in the fourth quarter fiscal 2012 compared to $5.6 million in the same fiscal quarter last year and $5.3 million on a comparable 16-week basis. We continue to refine our operating model by concentrating on operating locations that generate sufficient returns. Although our Culinary Contract Services ended the fourth quarter of fiscal 2012 operating 18 facilities, down from 21 facilities at the end of the fourth quarter of fiscal 2011, we now operate with a stronger mix of clients. We believe we are better positioned now to grow our sales and improve operating margins in this business line.
  In the fourth quarter fiscal 2012, we generated income from continuing operations of $3.1 million, or $0.11 per share, compared to $2.9 million in the same quarter last year, or $0.10 per share. Results in each of fiscal 2012 and 2011 included various special items as outlined in the chart below. Excluding special items, fourth quarter fiscal 2012 income from continuing operations was $1.6 million, or $0.06 per share, compared to $1.5 million, or $0.05 per share in the fourth quarter fiscal 2011.

Table 3:	Reconciliation of income from continuing operations to income from continuingoperations, before special items (1,2)

	Q4 FY2012		Q4 FY2011
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Income from Continuing Operations	$ 3,103	$ 0.11	$ 2,891	$ 0.10
Fuddruckers legal and professional fees			240	0.01
Asset charges; (gain) loss on disposal of assets	230	0.01	(942)	(0.03)
Tax valuation allowance decrease	(2,639)	(0.09)	(580)	(0.02)
Unrecognized tax benefit accrual	887	0.03
Legal settlement accrual and Fuddruckers acquisition expenses			(139)	(0.01)
Income from Continuing Operations, before special items	$ 1,581	$ 0.06	$ 1,470	$ 0.05

(1)

The Company uses income from continuing operations, before special items in analyzing its results, which is a non-GAAP financial measure. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled income (loss) from continuing operations, before special items, to income from continuing operations, the nearest GAAP measure in context.

(2)	Per share amounts are per diluted share after tax.

Pappas added, "During fiscal 2012, we opened two company-owned Fuddruckers, one in Houston and one in San Antonio. We followed this by opening two more restaurants, one Luby's and one Fuddruckers, at a single location outside of Houston. These two restaurants, the first time we developed a Luby's and Fuddruckers side-by-side, opened on the first day of fiscal 2013. Our new locations are coming out of the gates strongly, proving that there are tremendous opportunities to expand both of our core restaurant brands. Whether in the full-size 6500+ square foot location or in a 2,500 square foot stand-alone building, the Fuddruckers concept has the flexibility to fit in numerous high traffic locations.

"During fiscal 2012, as planned, five new Fuddruckers franchises began serving the Worlds' Greatest Hamburgers® and our first joint venture location debuted in Villahermosa, Mexico. Moving forward, we hope to further expand our franchise network.

"We invested approximately $5.7 million in remodeling our existing locations to remain competitive, relevant and attractive to our customer base. In fiscal 2012, we completed 12 cafeteria remodels, of which eight were extensive as well as 17 limited remodels at Fuddruckers. In fiscal 2013, we plan to remodel approximately 16 cafeterias and 16 Fuddruckers."

"In fiscal 2013, we will continue to find better ways to serve our guests and to train our staff. We believe our made from scratch cooking, attractive locations and dedicated staff will continue to attract customers, and our local market initiatives will keep them coming back more frequently," concluded Pappas.

Operating Expense Review

Due to the extra week in last year's fourth fiscal quarter, our operating expense comparison discussions will center on percent to sales results since that is a more comparable year-over-year measure.

Food costs as a percentage of restaurant sales improved to 27.8% in the fourth quarter fiscal 2012 from 28.4% in the comparable quarter last year, due to more effective cost management practices resulting, in part, from the restaurant back office system we implemented last year, as well as the benefit of investing in enhanced training for our restaurant managers and crews. Food costs declined approximately $2.1 million, to $27.8 million in the fourth quarter fiscal 2012 compared to the same fiscal quarter last year, which included an extra week. During the fourth quarter fiscal 2012, we did not experience any significant year-over-year food cost inflation in our basket of core food commodity purchases.

In the fourth quarter fiscal 2012, payroll and related costs as a percentage of restaurant sales improved to 34.0% from 34.8% in last year's fourth fiscal quarter, as crew labor costs declined due to better labor scheduling processes adopted during the year, including the ability to react more quickly to changes in customer traffic. Payroll and related costs declined approximately $2.6 million, to $34.0 million in the fourth quarter fiscal 2012 compared to the same fiscal quarter last year, which included an extra week.

Other operating expenses include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, services, and occupancy costs. As a percentage of restaurant sales, other operating expenses improved to 23.0% compared to 23.5% in the same quarter last year; significant reductions in utilities, and other reductions in restaurant supplies, services, and repairs and maintenance were partially offset by increases in marketing and advertising and insurance costs. Other operating expenses in the fourth quarter fiscal 2012 decreased approximately $1.7 million, to $23.0 million, compared to the same quarter last year, which included an additional week.

Depreciation and amortization expense increased $0.2 million to $5.4 million in the fourth quarter fiscal 2012 compared to the same quarter last year due to the investments made in new locations as well as the capital we have used for remodeling existing locations.

General and administrative expenses rose approximately $0.4 million to $9.9 million in the fourth quarter fiscal 2012 compared to the same quarter last year due to an increase in salaries and benefits. As a percentage of total revenues, general and administrative expenses rose to 9.3%, versus 8.4% in the same quarter last year.

Capital Expenditures and Balance Sheet

At the end of the fourth fiscal quarter 2012, we had $1.2 million in cash, $172.7 million in shareholders' equity and $36.1 million available under our credit facility. During the 2012 fiscal year, we generated $29.3 million in cash from operating activities and spent $25.8 million on capital expenditures. In fiscal 2012, we reduced our balance under our credit facility by $8.5 million and ended the fiscal year with a $13.0 million outstanding debt balance.

In fiscal 2012, our capital expenditures totaled $25.8 million, and included investments of $9.0 million on new unit development, $5.7 million on remodeling of existing restaurants, and $8.1 million in recurring maintenance capital spend. The remainder of our capital spend included properties that we acquired and leased to a franchisee operating Fuddruckers restaurants and included our capital spend on infrastructure projects.

We expect to invest approximately $22 million to $27 million in capital projects during fiscal 2013. The capital will be dedicated to our projected new unit growth, the remodeling of existing restaurants, and the on-going maintenance of our operations. Additional capital spend above this level may occur to purchase land and begin construction of restaurants that will open subsequent to fiscal year 2013.

Fiscal Year-to-Date Review

  Luby's generated restaurant sales of $324.5 million during fiscal 2012; Luby's Cafeterias generated sales of $228.6 million and Fuddruckers contributed sales of $95.9 million.  Luby's generated restaurant sales of $325.4 million during the 53 week fiscal 2011 period and $319.2 million on a comparable 52-week basis.
  Franchise revenue was $7.2 million in fiscal 2012, compared to $7.1 million in fiscal 2011.  On a comparable 52-week basis, franchise revenue increased 3.9%.
  Luby's Culinary Contract Services produced $17.7 million in sales during fiscal year 2012 versus $15.6 million during fiscal year 2011.
  Store level profit rose to $49.9 million in fiscal 2012, or 15.4% as a percent of restaurant sales. In fiscal 2011, store level profit was $41.2 million, or 12.7% of restaurant sales. On a comparable 52-week basis, store level profit was approximately $40.4 million.
  Income from continuing operations grew to $7.6 million in fiscal year 2012, compared to $2.6 million in fiscal year 2011.  Results in each of fiscal 2012 and 2011 included various special items as outlined in the chart below. Excluding special items, fiscal year 2012 income from continuing operations was $6.1 million, or $0.21 per share, compared to $2.1 million, or $0.07 per share in fiscal year 2011.

Table 4:	Reconciliation of income from continuing operations to income from continuingoperations, before special items (1,2)

	FY2012		FY2011
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Income from Continuing Operations	$ 7,558	$ 0.27	$ 2,579	$ 0.09
Fuddruckers legal and professional fees			1,017	0.04
Asset charges; (gain) loss on disposal of assets	481	0.01	(886)	(0.03)
Tax valuation allowance decrease	(2,639)	(0.09)	(479)	(0.02)
Unrecognized tax benefit accrual	887	0.03
Credit Card Settlement	(190)	(0.01)
Legal settlement accrual and Fuddruckers acquisition expenses			(139)	(0.01)
Income from Continuing Operations, before special items	$ 6,097	$ 0.21	$ 2,092	$ 0.07

(3)

The Company uses income from continuing operations, before special items in analyzing its results, which is a non-GAAP financial measure. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled income (loss) from continuing operations, before special items, to income from continuing operations, the nearest GAAP measure in context.

(4)	Per share amounts are per diluted share after tax.

Outlook

As announced previously, Luby's expects that its same store sales for its fiscal 2013 will increase between 0.5% and 1.5% and that its restaurant sales will be in the range of $332 million to $335 million. Earnings per diluted share are anticipated to grow to $0.27 to $0.30 in fiscal 2013, due to increased sales and continued margin expansion. This outlook is sensitive to changes in economic conditions and the effects of other risks and uncertainties described in the Company's annual and quarterly reports on Forms 10-K and 10-Q filed with the Securities Exchange Commission.

Luby's will continue to expand its geographic footprint and anticipates opening one to two cafeterias in 2013. It also expects to open three to five Fuddruckers.

Profitability is contingent on same store sales growth as well as effective management of our expenses. While encouraged that gasoline prices at the beginning of the summer were not as high as some predicted, we continue to remain cautious about the general economic environment and its impact on customer traffic.

Conference Call

Luby's will host a conference call tomorrow, November 8, 2012, at 10:00 a.m., Central Time, to discuss further its 2012 fiscal fourth quarter results. To access the call live, dial 480-629-9770 and ask for the Luby's conference call at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubys.com. For those who cannot listen to the live call, a telephonic replay will be available through November 15, 2012 and may be accessed by calling (303) 590-3030 and using the pass code 4570335#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby's

Luby's, Inc. operates restaurants under the brands Luby's Cafeteria and Fuddruckers and provides food service management through its Luby's Culinary Services division. The company-operated restaurants include 93 Luby's cafeterias, 60 Fuddruckers restaurants, two Koo Koo Roo Chicken Bistros, and one Bob Luby's Seafood Grill. Its 93 Luby's cafeterias are located primarily in Texas. In addition to the 60 company-operated Fuddruckers locations, the Company has 121 Fuddruckers franchises locations across the United States (including Puerto Rico), Canada, and Mexico. Luby's Culinary Services provides food service management to 17 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are "forward-looking statements" for purposes of these provisions, including the statements under the caption "Outlook" and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, anticipated financial results in future periods and expectations of industry conditions.

The Company cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause the Company's actual results to differ materially from the expectations the Company describes in its "forward-looking statements": general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Company's business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q.

Luby's, Inc. Consolidated Statements of Operations

	Quarter Ended		Year Ended
	August 29, 2012	August 31, 2011	August 29, 2012	August 31, 2011
	(112 days)	(119 days)	(364 days)	(371 days)
	(Unaudited)	(Unaudited)	(Unaudited)
SALES:
Restaurant sales	$ 100,002	$ 105,258	$ 324,536	$ 325,383
Culinary contract services	4,642	5,601	17,711	15,619
Franchise revenue	2,394	2,470	7,232	7,092
Vending revenue	192	209	618	654

TOTAL SALES	107,230	113,538	350,097	348,748
COSTS AND EXPENSES:
Cost of food	27,774	29,896	90,416	94,166
Payroll and related costs	33,966	36,590	110,161	113,083
Other operating expenses	23,011	24,701	74,084	76,956
Opening costs	286	168	395	346
Cost of culinary contract services	4,322	5,336	16,545	14,516
Depreciation and amortization	5,404	5,182	17,972	17,204
General and administrative expenses	9,936	9,544	30,678	29,530
Provision for asset impairments, net	276	—	451	84
Net loss (gain) on disposition of property and equipment	73	(1,427)	278	(1,427)

Total costs and expenses	105,048	109,990	340,980	344,458

INCOME FROM OPERATIONS	2,182	3,548	9,117	4,290
Interest income	3	—	8	4
Interest expense	(248)	(692)	(942)	(2,443)
Other income, net	409	406	1,081	1,276

Income before income taxes and discontinued operations	2,346	3,262	9,264	3,127
Provision (benefit) for income taxes	(757)	371	1,706	548

Income from continuing operations	3,103	2,891	7,558	2,579
Income from discontinued operations, net of income taxes	38	(45)	(704)	386

NET INCOME	$ 3,141	$ 2,846	$ 6,854	$ 2,965

Income per share from continuing operations:
Basic	$ 0.11	$ 0.10	$ 0.27	$ 0.09
Assuming dilution	$ 0.11	$ 0.10	$ 0.27	$ 0.09
Income (loss) per share from discontinued operations:
Basic	$ —	$ —	$ (0.03)	$ 0.01
Assuming dilution	$ —	$ —	$ (0.03)	$ 0.01
Net income per share:
Basic	$ 0.11	$ 0.10	$ 0.24	$ 0.10
Assuming dilution	$ 0.11	$ 0.10	$ 0.24	$ 0.10
Weighted average shares outstanding:
Basic	28,374	28,267	28,351	28,237
Assuming dilution	28,523	28,332	28,429	28,297

The accompanying notes are an integral part of these consolidated financial statements.

The following table contains information derived from the Company's Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.

	Quarter Ended		Year Ended
	August 29,	*August 31,	August 29,	*August 31,
	2012	2011	2012	2011
	(112 days)	(119 days)	(364 days)	(371 days)
	(Unaudited)	(Unaudited)	(Unaudited)

Restaurant sales	93.3%	92.7%	92.7%	93.3%
Culinary contract services	4.3%	4.9%	5.0%	4.5%
Franchise revenue	2.2%	2.2%	2.1%	2.0%
Vending revenue	0.2%	0.2%	0.2%	0.2%
TOTAL SALES	100.0%	100.0%	100.0%	100.0%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	27.8%	28.4%	27.9%	28.9%
Payroll and related costs	34.0%	34.8%	33.9%	34.8%
Other operating expenses	23.0%	23.5%	22.8%	23.7%
Store level profit	15.3%	13.4%	15.4%	12.7%

(As a percentage of total sales)
General and administrative expenses	9.3%	8.4%	8.8%	8.5%
INCOME FROM OPERATIONS	2.0%	3.1%	2.6%	1.2%

*Note: Includes one extra operating week in the periods reported.

Luby's, Inc. Consolidated Balance Sheets

	August 29, 2012	August 31, 2011
	(In thousands, except share data)
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$ 1,223	$ 1,252
Trade accounts and other receivables, net	4,000	4,429
Food and supply inventories	3,561	4,191
Prepaid expenses	3,010	1,960
Assets related to discontinued operations	40	67
Deferred income taxes	1,932	2,865

Total current assets	13,766	14,764
Property held for sale	602	1,046
Assets related to discontinued operations	4,824	7,837
Property and equipment, net	173,653	166,963
Intangible assets, net	26,679	28,098
Goodwill	195	195
Deferred incomes taxes	9,354	7,680
Other assets	1,944	1,437

Total assets	$ 231,017	$ 228,020

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 14,849	$ 14,226
Liabilities related to discontinued operations	411	609
Accrued expenses and other liabilities	20,677	18,587

Total current liabilities	35,937	33,422
Credit facility debt	13,000	21,500
Liabilities related to discontinued operations	1,133	1,220
Other liabilities	8,288	6,841

Total liabilities	58,358	62,983

Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 28,677,203 and 28,651,277, respectively; Shares outstanding were 28,177,203 and 28,151,277, respectively	9,176	9,168
Paid-in capital	24,532	23,772
Retained earnings	143,726	136,872
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)

Total shareholders' equity	172,659	165,037

Total liabilities and shareholders' equity	$ 231,017	$ 228,020

The accompanying notes are an integral part of these consolidated financial statements.

Luby's, Inc. Consolidated Statements of Cash Flows

	Year Ended
	August 29, 2012	August 31, 2011	August 25, 2010
	(In thousands)
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ 6,854	$ 2,965	$ (2,893)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for asset impairments, net of gains/losses on property sales	1,084	(3,317)	(1,864)
Depreciation and amortization	17,974	17,278	15,488
Provision for doubtful accounts	382	298	34
(Gain) impairment of investments	—	—	(1,636)
Amortization of debt issuance cost	112	893	328
Non-cash compensation expense	—	27	258
Share-based compensation expense	768	755	954
Reduction in tax benefits from stock options	—	71	90
Gain on acquisition	—	(137)	—
Deferred tax expense (benefit)	(341)	1,007	(4,672)

Cash provided by operating activities before changes in operating asset and liabilities	26,833	19,840	6,087
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts and other receivables	55	(2,522)	(169)
(Increase) decrease in food and supply inventories	629	(1,094)	411
Increase in prepaid expenses and other assets	(1,414)	(952)	(476)
Increase in accounts payable, accrued expenses and other liabilities	3,193	1,181	3,444

Net cash provided by operating activities	29,262	16,453	9,297

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds (purchases) from redemption or maturity of long-term investments	—	—	8,539
Issuance of note receivable	(177)	—	—
Acquisition of Fuddruckers	—	(600)	(63,064)
Proceeds from disposal of assets, insurance proceeds and property held for sale	5,232	14,672	9,393
Purchases of property and equipment	(25,845)	(11,038)	(3,580)

Net cash provided by (used in) investing activities	(20,790)	3,034	(48,712)

CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	43,300	86,650	122,100
Credit facility repayments	(51,800)	(106,650)	(80,600)
Debt issuance costs	(1)	(562)	(667)
Proceeds received on the exercise of employee stock options	—	27	—

Net cash (used in) provided by financing activities	(8,501)	(20,535)	40,833

Net (decrease) increase in cash and cash equivalents	(29)	(1,048)	1,418
Cash and cash equivalents at beginning of year	1,252	2,300	882

Cash and cash equivalents at end of year	$ 1,223	$ 1,252	$ 2,300

The accompanying notes are an integral part of these consolidated financial statements.

Although store level profit, defined as restaurant sales less food cost less, payroll and related costs, and other operating costs is a non-GAAP measure, we believe its presentation is useful because it explicitly shows the results of our most significant reportable segment.   The following table reconciles between store level profit, a non-GAAP measure to income from continuing operations, a GAAP measure:

	Quarter Ended		Four Quarters Ended
	August 29, 2012	August 31, 2011	August 29, 2012	August 31, 2011
	(16 weeks)	(17 weeks)	(52 weeks)	(53 weeks)
	(In thousands)

Store level profit	$ 15,251	$ 14,072	$ 49,876	$ 41,178

Plus:
Sales from vending revenue	192	209	618	654
Sales from culinary contract services	4,642	5,601	17,711	15,619
Sales from franchise revenue	2,394	2,470	7,232	7,092

Less:
Opening costs	286	169	396	346
Cost of culinary contract services	4,322	5,336	16,545	14,516
Depreciation and amortization	5,404	5,182	17,972	17,204
General and administrative expenses	9,936	9,544	30,678	29,530
Provision for asset impairments, net	276	—	451	84
Net loss (gain) on disposition of property and equipment	73	(1,427)	278	(1,427)
Interest income	(3)	—	(8)	(4)
Interest expense	248	692	942	2,443
Other income, net	(409)	(406)	(1,081)	(1,276)
Provision (benefit) for income taxes	(757)	371	1,706	548

Income from continuing operations	$ 3,103	$ 2,891	$ 7,558	$ 2,579

DRG&L / 713-529-6600
Ken Dennard / Sheila Stuewe
Investor Relations